Eton Pharma Reports Positive Top-Line Results from Phase III Trial of EM-100 Ophthalmic Solution

DEER PARK, Ill., July 24, 2018 -- Eton Pharmaceuticals, Inc., a specialty pharmaceutical company, announced positive top-line results for its phase III study of EM-100 ophthalmic solution. If approved, EM-100 would be the first topical, preservative-free formulation for the treatment of ocular itching associated with allergic conjunctivitis. Results from the trial demonstrated non-inferiority of EM-100 topical ophthalmic solution to the comparator product in the treatment of ocular itching. Furthermore, the product demonstrated statistically significant superiority to placebo at all time points measured with no adverse events.

Eton believes the availability of a preservative-free product for this indication would offer patients a valuable new treatment option.  “We look forward to a timely FDA review and bringing the product to patients in 2019,” said Sean Brynjelsen, chief executive officer of Eton Pharma. According to IQVIA, the U.S. market for anti-allergy ophthalmic products is currently more than $600 million.

About Eton Pharma:

Eton Pharmaceuticals, Inc., a privately-held company, is a specialty pharmaceutical company focused on developing and commercializing innovative products utilizing the FDA’s 505(b)(2) regulatory pathway.  Eton has two products filed with the FDA and six additional product candidates under development across various liquid dosage forms, including injectables, oral liquids, and ophthalmics.

Company Contact:

David Krempa

dkrempa@etonpharma.com

847-805-1077